Exhibit 3.41

ARTICLES OF INCORPORATION

OF

NEBRASKA ORTHOTIC & PROSTHETIC SERVICES, INC.

The undersigned, acting as the sole incorporator and for the purpose of forming a corporation under the Business Corporation Act, hereby adopts these Articles of Incorporation.

ARTICLE I.           Name. The name of the Corporation is: NEBRASKA ORTHOTIC & PROSTHETIC SERVICES, INC.

ARTICLE II.          Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Ten Thousand Shares (10,000) shares, having a par value of $1.00 each, all of which shall be common stock.

ARTICLE III.         Initial Registered Office and Initial Registered Agent. The address of the initial registered office of the Corporation is 1516 1st Avenue, Kearney, NE 68847, and the name of the initial registered agent at such address is Damon T. Bahensky.

ARTICLE IV.         Name and Address of Incorporator. The name and street address of the sole incorporator is:

Damon T. Bahensky

1516 1st Avenue

Kearney, NE 68847

ARTICLE V.          Preemptive Rights. Shareholders of the Corporation shall have preemptive rights.

Dated this 25th day of October, 2000.

/s/ Damon T. Bahensky
Damon T. Bahensky, Sole Incorporator

Form 120
§21-2017 et.seq.	Rev. 12/95